UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   SCHNEIDER, ROBERT F
   1600 ROYAL STREET
   JASPER, IN  47549
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   10/28/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   KIMBALL INTERNATIONAL, INC.
   KBALB
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHIEF FINANCIAL OFFICER
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Class B Common Stock                       |1700                  |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                  "                        |100                   |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (R|8/27/95  |8/26/98  |Class B Common         |2500     |$29.60    |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                    "   |8/25/96  |8/24/99  |"                      |1900     |$24.44    |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                    "   |8/23/97  |8/22/00  |"                      |3500     |$25.54    |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                    "   |7/18/98  |7/17/01  |"                      |3500     |$27.54    |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                    "   |(1)      |8/24/02  |"                      |5000     |$43.65    |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)   82 shares exercisable on
12/15/98
    2290 shares exercisable on
8/15/99
    2290 shares exercisable on
1/15/00
      338 shares exercisable on
1/15/01